For Immediate Release
---------------------
Tuesday, July 26, 2005



For further information contact
John S. Cooper
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 201

Press Release

Portec Rail Products, Inc. Reports Record
2005 Second Quarter and Six Month Operating Results (unaudited)

Pittsburgh, PA, Tuesday, July 26, 2005 - Portec Rail Products, Inc. (Nasdaq-"PRPX") today announced record unaudited net income of $1,708,000 or $0.18 per share for the second quarter ended June 30, 2005 and net income of $2,713,000 or $0.28 per share for the six months ended June 30, 2005 on average basic and diluted shares outstanding of 9,601,779 for both periods. This compares to unaudited net income of $1,464,000 or $0.17 per share for the second quarter ended June 30, 2004 and $2,121,000 or $0.25 per share for the six months ended June 30, 2004 on average basic and diluted shares outstanding of 8,602,169 for both periods. Net sales during the second quarter 2005 were $24.1 million compared to $18.5 million during the second quarter of 2004. Net sales for the six months ended June 30, 2005 were $44.9 million compared to $33.7 million for the same 2004 period.

John S. Cooper, President and Chief Executive Officer said, "Our second quarter 2005 net sales and net income were a record for the Company. All six of our business units contributed to the record performance for both the second quarter and first half of 2005 and our new order bookings increased throughout the second quarter. Business was particularly strong for our track component and friction management products at our Railway Maintenance Products division and at our Montreal operation. Our Shipping Systems Division also posted a strong performance for both periods due primarily to sales of our newly designed and standard bridge plates used on auto carriers while our United Kingdom operation posted stronger first half results compared to the prior 2004 period. Our newest business units, Salient Systems and Kelsan Technologies, combined have added $5.2 million in new sales during the first half of 2005. Continued strength in the transportation segment of the North American economy has helped drive up the demand for our rail product offerings. We are also seeing more new order activity in our material handling segment at our United Kingdom operation."

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products, railway wayside data collection and data management systems and load securement systems. The Company's largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, an engineering and assembly facility in Dublin, Ohio (Salient Systems), and is also headquartered in Pittsburgh. The Company also has two Canadian subsidiaries, one of which is headquartered near Montreal with a manufacturing operation in St. Jean, Quebec and the other headquartered in Vancouver, British Columbia that is a technology and manufacturing facility (Kelsan Technologies). In addition, the Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company also manufactures railway products and material handling equipment at its wholly-owned subsidiary in the United Kingdom with operations in Wrexham, Wales and Leicester, England. Portec Rail Products, Inc.'s web site address is www.portecrail.com.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company identifies below important factors that could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. In particular, the Company's future results could be affected by a variety of factors, such as customer demand for our products; competitive dynamics in the North American and worldwide railroad and railway supply industries; capital expenditures by the railway industry in North America and worldwide; the development and retention of sales representation and distribution agreements with third parties; fluctuations in the cost and availability of raw materials and supplies; currency rate fluctuations; and exposure to pension liabilities. Additional cautions regarding forward-looking statements are provided in the Company's Form 10-K for the year ended December 31, 2004 and Form 10-Q for the period ended March 31, 2005 under the heading "Cautionary Statement Relevant to Forward-looking Statements." The Company does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

         Portec Rail Products, Inc.
         Consolidated Statements of Income
         (In thousands, except share and per share data)


                                                             Three Months Ended             Six Months Ended
                                                                  June 30,                      June 30,
                                                       --------------------------------------------------------------
                                                            2005           2004           2005            2004
                                                       --------------------------------------------------------------
                                                                (Unaudited)                    (Unaudited)

    Net sales                                            $   24,086     $   18,513     $   44,907     $   33,706
    Cost of sales                                            16,311         13,083         30,610         24,405
                                                       --------------------------------------------------------------
    Gross profit                                              7,775          5,430         14,297          9,301

    Selling, general and administrative                       5,050          3,281          9,744          6,115
    Amortization expense                                        173             16            340             32
                                                       --------------------------------------------------------------
    Operating income                                          2,552          2,133          4,213          3,154

    Interest expense                                            209             25            472             71
    Other expense (income), net                                  36            (51)           (35)           (33)
                                                       --------------------------------------------------------------
    Income before income taxes                                2,307          2,159          3,776          3,116
    Provision for income taxes                                  599            695          1,063            995
                                                       --------------------------------------------------------------

    Net income                                           $    1,708     $    1,464     $    2,713     $    2,121
                                                       ==============================================================


    Earnings per share
        Basic and diluted                                    $ 0.18         $ 0.17         $ 0.28         $ 0.25

    Average basic and diluted shares outstanding          9,601,779      8,602,169      9,601,779      8,602,169



         Consolidated Condensed Balance Sheets
         (In thousands)


                                                         June 30,                                     December 31,
                                                           2005                                           2004
                                                     ------------------                             -----------------
                                                        (Unaudited)                                    (Audited)
    Assets
    Current assets                                     $   39,656                                     $   40,672
    Property, plant and equipment, net                     12,159                                         12,660
    Goodwill and other intangibles, net                    34,540                                         35,142
    Other assets                                              215                                            151
                                                     ------------------                             -----------------
        Total assets                                   $   86,570                                     $   88,625
                                                     ==================                             =================

    Liabilities and Shareholders' Equity

    Current liabilities                                $   14,692                                     $   15,411
    Other liabilities and long-term debt
       obligations                                         23,457                                         26,170
    Shareholders' equity                                   48,421                                         47,044
                                                     ------------------                             -----------------
        Total liabilities and shareholders'
         equity                                        $   86,570                                     $   88,625
                                                     ==================                             =================
